Exhibit 10.15

February 2, 2023

This bonus agreement (the “Agreement”) updates and confirms the bonus letter between you and Twilio Inc. (the “Company”) that was provided to you in December 2022.

As you made extraordinary contributions to the Company throughout the year and have continued to provide exemplary value to the Company, the Compensation and Talent Management Committee has determined to provide you with a one-time discretionary incentive for these contributions and to further incent you to continue your services with us.

Bonus. Subject to the terms of this Agreement, you are eligible to receive $2,500,000, less applicable tax withholdings and other required deductions, (the “Bonus”). Payment of the Bonus is expressly contingent upon you remaining actively employed by the Company on a continuous, full-time basis through the close of business on February 24, 2023. If you resign for any reason or your employment is terminated by the Company for “Cause” (as defined in the Company’s Key Executive Severance Plan) prior to February 24, 2023, then you would not be eligible to earn or receive the Bonus. Please note that in that event, there would be no interim earnings or prorated payment of the Bonus. Further, the Bonus will not be considered compensation for purposes of any Company compensation or benefit program and there will be no duplication between any payment provided for by this Agreement and any other incentive program that provides for a cash bonus for extraordinary performance.

Payment Timing. Once earned, the Bonus will be paid through Twilio’s standard payroll process on the payroll date no more than two (2) pay periods following February 24, 2023. The Bonus is intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable.

At-Will Status / Business Discretion of the Company. Neither this Agreement nor any of the provisions herein will be construed so as to grant you any right to remain in the employ of the Company and it is expressly understood and agreed that employment is terminable at the will of either you or the Company. Nothing in this Agreement is intended to limit the Company’s discretion to take any action that the Company may consider appropriate.

Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of California without regard to its principles of conflict of laws.

Entire Agreement / Prior Agreements. You acknowledge and agree that this Agreement constitutes the entire understanding between us with respect to the Bonus and supersedes all prior agreements, including the bonus letter provided to you in December 2022, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

This Agreement will not be modified except by written agreement duly executed by you and the Company.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.15
AGREED AND ACCEPTED AS OF THE RESTATEMENT DATE:

/s/ Christy Lake                        /s/ Eyal Manor
_____________________________ _____________________________
Christy Lake, Chief People Officer Eyal Manor

February 2, 2023 February 2, 2023
Date Date